Exhibit 99.1
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Genaera Corporation	Susan Neath - Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-5675	(619) 849-6007
www.genaera.com	sneath@pnlifesciences.com

Genaera Corporation Presents Phase 1 Data for Trodusquemine (MSI-1436) at the North American Association for the Study of Obesity Annual Meeting

Maximum tolerated dose for trodusquemine determined

Plymouth Meeting, Pa. – October 23, 2007 – Genaera Corporation (NASDAQ: GENR) today presented data from its dose-escalating Phase 1 clinical trial of trodusquemine (Study MSI-1436C-101), the Company’s product candidate for the treatment of obesity. In the study, trodusquemine was found to be well-tolerated at likely clinical doses, and no serious adverse events were seen in healthy overweight and obese adults. Data were presented in a poster at the North American Association for the Study of Obesity (NAASO) Annual Meeting in New Orleans, Louisiana.

Genaera also announced today that the Company has designated 40 mg/m2 of trodusquemine as the maximum tolerated single dose for subjects in Study 101, as a result of nausea. The Company plans to move forward with evaluations of single doses of trodusquemine within the likely clinically effective range for the drug in type 2 diabetics then proceed to study the safety and pharmacokinetics of the drug in several multiple dose scenarios.

Study MSI-1436C-101, the first trodusquemine Phase 1 trial and the subject of today’s poster session, is a double-blind, randomized, placebo-controlled, single-group assignment safety study with seven subjects per group enrolled in sequential dose groups of healthy overweight or obese adult male and female volunteers who have a body mass index (BMI) of 27-40. Five subjects in each dosing group received trodusquemine while the other two subjects in the dosing group received placebo. Participants were studied at a single center, to evaluate the safety, tolerability and pharmacokinetics (PK) of a single intravenous dose of trodusquemine. The study began with a four day, in-house study period. Post dosing evaluations were conducted for 72 hours in-house, and follow-up visits were scheduled on days seven, 14 and 21.

In this trial, trodusquemine was well tolerated, and there were no serious adverse events reported. In addition to the favorable safety profile of this study, the pharmacokinetic profile of trodusquemine showed a consistent pattern with minimal subject-to-subject variability and linearity across the range of doses studied.

“The safety, tolerability and pharmacokinetics of trodusquemine observed in this study are consistent with the results achieved in preclinical studies,” stated Michael Gast, M.D., Ph.D., Executive Vice President and Chief Medical Officer of Genaera. “We look forward to advancing trodusquemine through the clinic in our next set of clinical trials as we study patients with both obesity and type 2 diabetes so that we may potentially provide a monotherapy option for patients afflicted by these disorders.”

The Company expects to conduct its second ascending single dose Phase 1 clinical trial (Study MSI-1436C-103) of trodusquemine in obese type 2 diabetics. The trial will evaluate the PK and safety of trodusquemine in this population as well as provide the first opportunity to study short-term glucose control indices, glucose tolerance and insulin sensitivity.

The poster presented at NAASO, “First in Human Use of MSI-1436 (Trodusquemine) a Centrally and Peripherally Acting Selective PTP1B Inhibitor” will be presented today from 9:00 a.m. to 2:30 p.m., Central Time. Clinical researchers from Genaera will be available at the poster from 1:00 p.m. to 2:30 p.m., Central Time to discuss the poster presentation.

About Trodusquemine

Trodusquemine (MSI-1436) is the first drug candidate that acts both centrally and peripherally to selectively inhibit the established and validated enzyme target, protein tyrosine phosphatase 1B (PTP-1B). The dual locations of MSI-1436 action make the drug a promising candidate for both type 2 diabetes and obesity. By inhibiting PTP-1B, trodusquemine has been shown to decrease appetite and normalize blood sugar as PTB-1B is central to both the insulin and leptin pathways. Based on this unique mechanism of action, trodusquemine has the potential to bridge the treatment for two of the most serious metabolic diseases, type 2 diabetes and obesity. In addition, trodusquemine has overcome selectivity concerns that other compounds that target PTP-1B have failed to overcome. Preclinical studies demonstrate that trodusquemine is a potent, highly selective and reversible inhibitor of PTP-1B. In vitro kinetics demonstrate that trodusquemine is a reversible, allosteric, noncompetitive inhibitor of PTP-1B, binding to a site different from the catalytic site of PTP-1B. Data also demonstrate that trodusquemine can produce consistent, sustainable weight loss in a variety of animal models and appears to overcome metabolic readjustment, which often limits sustained weight loss during caloric restriction. Trodusquemine suppresses appetite, causes differential weight loss, reduces adipocyte size, reduces body fat (with no reduction of lean mass), and improves glucose tolerance via inhibition of a unique combination of signaling pathways in a mouse model of diet induced obesity (DIO).

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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